FORM 8-A/A

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                           National TechTeam, Inc.
            (Exact name of registrant as specified in its charter)

        Delaware                                      38-2774613
(State of Incorporation)                           (I.R.S. Employer
                                                   Identification No.)

835 Mason Avenue, Suite 200
      Dearborn, Michigan                                48124
(Address of principal executive offices)              (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                     Name of each exchange on which
to be registered                        each class is to be registered
Preferred Stock Purchase Rights         Nasdaq National Market

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the registration of a class securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)

Securities Act Registration Statement File Number to which this Form relates: Not Applicable






                  DESCRIPTION OF SECURITIES TO BE REGISTERED

Item 1.

           At a regularly scheduled meeting held August 24, 1999, the Board of Directors of National TechTeam, Inc. (the "Company") approved the Amendment, dated as of August 24, 1999, to the Rights Agreement (the "Rights Agreement"), dated as of May 6, 1997, by and between the Company and U.S. Stock Transfer Corporation, as Rights Agent (the "Amendment"). The Rights were previously registered on Form 8-A on May 9, 1997. A complete copy of the Amendment is attached hereto as Exhibit 2 and is incorporated herein by reference. A copy of the Rights Agreement is incorporated herein by reference to Exhibit 4.4 to the Company's Report on Form 10-K filed with the Securities and Exchange Commission via EDGAR on March 31, 1998.

Item 2.

EXHIBITS

           2. First Amendment to Rights Agreement dated as of August 24, 1999, between the Company and U.S. Stock Transfer Corporation, as Rights Agent.





                                  SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



Registrant:          NATIONAL TECHTEAM, INC.

Date:                September 10, 1999

By:                   /s/ Harry A. Lewis
                     -----------------------
                       Harry A. Lewis, CEO







                     FIRST AMENDMENT TO RIGHTS AGREEMENT


           THIS FIRST AMENDMENT to Rights Agreement (this "Amendment") is entered into as of this 24th day of August, 1999, between NATIONAL TECHTEAM, INC., a Delaware corporation (the "Company"), and U.S. STOCK TRANSFER CORPORATION, a California corporation and Rights Agent under the Rights Agreement referred to below (the "Rights Agent").

                                  RECITALS:

           A. The Company and the Rights Agent entered into a Rights Agreement dated as of May 6, 1997 (the "Rights Agreement").

           B. The Board of Directors of the Company believes it is desirable, and has authorized certain of its officers, to amend the Rights Agreement to replace all references therein to "Continuing Directors" with "the Board of Directors."

           NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

           1. Section 1(h) of the Rights Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following:

                     (h)   [This provision is deliberately left blank.]

           2. The Rights Agreement is hereby amended to replace all references to the phrase "Continuing Directors" with the phrase "Board of Directors."

           3. The Rights Agreement is hereby amended to provide that all reference to "concurrence of a majority of the Continuing Directors" shall be deemed to mean concurrence by a majority of the Board of Directors.

           4. The Secretary of the Company shall have executed and delivered to the Rights Agent a Certificate in the form attached hereto as Exhibit A, which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

           5. This Agreement may be executed in counterparts, each of which shall be an original, and all of which, taken together, shall be one and the same instrument.

           6. Except as amended hereby the Rights Agreement shall remain in full force and effect.

           7. This Agreement shall be binding upon and inure to the benefit of the Company and the Rights Agent and their respective successors and assigns.

           8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.

           9. If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

           IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

                                        NATIONAL TECHTEAM, INC.



                                       By:   /s/  Harry A. Lewis
                                            ------------------------
                                         Its:       President
                                              ----------------------

Attest:

/s/  Michael A. Sosin
-----------------------------
Name:  Michael A. Sosin
Title:  Secretary

                                        U.S. STOCK TRANSFER
                                        CORPORATION





                                       By:   /s/  Richard C. Brown
                                           -----------------------------
                                         Its:     Vice President
                                              ------------------------

Attest:

     /s/    Mark Cano
-----------------------------------
Name:       Mark Cano
       ----------------------------
Title:     Vice President
       ----------------------------






                                                                    Exhibit A


                                 CERTIFICATE

         The undersigned, being duly elected Secretary of National TechTeam, Inc., a Delaware corporation (the "Company"), hereby certifies that the First Amendment of Rights Agreement dated as of August 24, 1999, between the Company and U.S. Stock Transfer Corporation, is in compliance with the terms of Section 27 of the Rights Agreement dated as of May 6, 1997, between the Company and U.S. Stock Transfer Corporation.


Dated:   8/24    , 1999                          NATIONAL TECHTEAM, INC.
       -----------

                                                 By: /s/ Michael A. Sosin
                                                    ----------------------
                                                         Michael A. Sosin
                                                         Secretary